Exhibit 99.1



Winter 2019
Volume 13 : Issue 1
www.sdsbp.com

SOUTH DAKOTA SOYBEAN PROCESSORS



Tom Kersting
CEO
Tom.Kersting@sdsbp.com

Multiple Factors Create Record Year

The numbers look good — very good. Last year at this time we were reporting to you a net income for 2017 of $6.8 million. This year, we're pleased to announce that the net income for South Dakota Soybean Processors (SDSP) in 2018 was considerably higher. In fact, SDSP experienced a record-breaking year, stacking up $25.9 million in net income.

Even more satisfying is that the company achieved records in a number of other areas, most notably in crush volume at both the Volga and Miller plants.

"...2018 was a great year for us."

What led to our success?

First, we definitely had help from the marketplace. Beginning in early 2018, a drought in Argentina set the stage. That country's reduced soybean crop limited supplies to its processors, bringing increased soybean meal demand to the U.S. — in general benefitting U.S. processors like SDSP.

Later in the year, the U.S. trade dispute with China sharply reduced that country's purchases of U.S. soybeans. Normally, SDSP competes primarily with China on soybean exports shipping out of the Pacific Northwest. With China absent from the market, SDSP was able to purchase soybeans at a more favorable basis.

Locally, two other factors made an impact. First, a conscious decision by the SDSP Board of Managers to authorize a rather aggressive capital re-investment plan over the last few years allowed the company to expand processing capacity, reduce downtime and improve efficiencies. Those investments, when combined with good margins, have a multiplying effect.

Second, we have very dedicated and hard-working associates. It takes a coordinated effort from all of the different operational groups — including plant operations, marketing, transportation and financial management — to achieve these kinds of results. We've got a great group of people here and they deserve a lot of the credit.

What about 2019?

We continue to reinvest in this company. SDSP has a number of projects that we'll be launching in 2019, with that same goal of increasing capacity, reducing downtime, and improving efficiencies. We'll also be taking steps to expand our markets while not straying far from our core competencies. An example has been our entry into the non-GMO sector. We continue to see modest growth in demand for non-GMO products. And while it is a tiny percent

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SOUTH DAKOTA SOYBEAN PROCESSORS

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheet
December 31, 2018

ASSETS	
Current assets	
Cash and cash equivalents	$ 7,197,082
Trade accounts receivable	20,550,438
Inventories	36,716,014
Other current assets	3,843,015
Total current assets	68,306,549
Property and equipment	110,314,779
Less accumulated depreciation	(51,246,765)
Total property and equipment, net	59,068,014
Other assets	
Investments	9,561,337
Total other assets	9,561,337
Total assets	$ 136,935,900
LIABILITIES AND MEMBERS' EQUITY	
Current liabilities	
Excess outstanding checks over bank balance	$ 3,893,179
Current maturities of long-term debt	61,964
Note payable - seasonal loan	-
Accounts payable	2,325,404
Accrued commodity purchases	35,384,390
Other current liabilities	4,500,688
Total current liabilities	46,165,625
Long-term liabilities	593,027
Members' equity	90,177,248
Total liabilities and members' equity	$ 136,935,900

Condensed Statement of Operations
For the Year Ended December 31, 2018

Net revenues	$ 391,436,374
Cost of revenues	(362,837,870)
Gross profit	28,598,504
Administrative expenses	(3,834,845)
Operating profit	24,763,659
Other income (expense)	
Interest expense	(1,127,326)
Other non-operating income	2,241,012
Total other income (expense)	1,113,686
Net income	$ 25,877,345
Basic and diluted earnings per capital unit	$ 0.85
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000

Capital Units Trading History

Period	Units Traded	Average	High	Low
2018-Q4	30,500	$3.22	$3.26	$3.20
2018-Q3	49,500	$3.26	$3.38	$3.19
2018-Q2	56,000	$3.39	$3.40	$3.37
2018-Q1	67,500	$3.40	$3.42	$3.30

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our web site at *www.sdsbp.com*, or email *memberinfo@sdsbp.com*.

Multiple Factors... continued from previous page

of overall production, that market is well-suited to the Miller facility given its smaller size. At SDSP, we are also taking strategic steps to help secure our market and customers, understanding that there will be increased processing capacity from competitors across the United States, including some in South Dakota.

It's true, 2018 was a great year for SDSP. It exemplifies our vision, that we are customer-driven, focused on today, but also trying to position ourselves for long-term success. That's a message worth leaving with you. I invite you to examine the year-end financials above, as well as reading more about how the reinvestments we've been making at SDSP have benefitted not only our bottom line, but you as our customer and member.



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OPERATIONS UPDATE



John Prohaska
Group Operations Manager
John.Prohaska@sdsbp.com

Record Crush Volumes Continue

It's satisfying to be able to report that not only did SDSP achieve a record net income in 2018, but as CEO Tom Kersting reported in his opening article, both the Volga and Miller facilities broke records in crush volumes last year, as well.

You might wonder how SDSP continues to push its crush capacities — especially in the 23-year-old Volga plant. Certainly, the SDSP's Board of Managers' commitment to reinvest in the facilities at both Volga and Miller has been critical to the successful operations of the plants.

In addition, our operating team has been successful in doing the work involved in expanding crushing capacity not only during our annual shutdowns, but also while the plants are fully operational. That's a task that takes considerable strategic planning. In 2019, in order to maintain and expand our current crushing rate, we will be undertaking major renovations at Volga that may dictate a potentially longer shutdown.

Not Your Typical Harvest

Numerous weather delays impacted the soybean harvest this past fall. Due to the wet conditions, SDSP was not able to put as many beans on the ground as planned. It was a long, drawn-out harvest, and there were some quality issues due to higher-moisture beans. In the end, however, we still took in the normal quantity of crop, just over a longer time frame.

We continue to see benefits from the investment in SDSP's new receiving complex. It allows a much smoother flow of operation, keeping waiting lines down. In addition, the new stop light on the intersection of Highway 14 and Caspian Avenue provides a safety and comfort factor for drivers.

This was also the first harvest that producers could deliver non-GMO beans to the new site at Arlington, South Dakota. The site, located on U.S. Highway 14, is possible due to an agreement with Prairie Ag Partners. We had an excellent response from producers, and we're currently looking to provide an additional delivery point in 2019. Producers should remember that the Arlington site is available for delivery drops throughout the year. ■





Nominations Due March 15

During the SDSP annual meeting this June, members will be electing one board member from each of the five districts. Incumbents Kent Howell (District 1), Robert Nelsen (District 2), Jeff Hanson (District 3), Gary Kruggel (District 4), and Ned Skinner (District 5) are all running for re-election.

Any SDSP member interested in seeking nomination for the board for any of the five districts can contact Amy Koisti at 605-627-6100 to request a nomination petition. The petitions must be returned to the SDSP office by **MARCH 15, 2019.**

Anyone with questions about the election or board member responsibilities can contact a member of the nominating committee:

District 1 – Jonathan Kleinjan, 605-695-2154, *jonathan.kleinjan@sdstate.edu*
District 2 – Maurice Odenbrett, 507-425-2624
District 3 – Wayne Enger, 320-979-6558, *waenger@hotmail.com*
District 4 – Mark Brown, 507-514-2899, *mnmarkbrown@gmail.com*
District 5 – Ronald Anderson, 312-848-9688, *ronanderson@rlatrading.com* ■

©2019 South Dakota Soybean Processors, LLC. All Rights Reserved.
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